As filed with the Securities and Exchange Commission on October 11, 1996.

                                                      Registration No. 333-09719
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                             -------------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             -------------------

                            EPL TECHNOLOGIES, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                Colorado                                    84-0990658
    (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                   Identification Number)


                        2 International Plaza, Suite 245
                     Philadelphia, Pennsylvania 19113-1507
                                (610) 521-4400

        (Address, Including Zip Code, and Telephone Number, Including
           Area Code, of Registrant's Principal Executive Offices)


                                PAUL L. DEVINE
               Chairman, President and Chief Executive Officer
                            EPL Technologies, Inc.
                       2 International Plaza, Suite 245
                     Philadelphia, Pennsylvania 19113-1507
                                (610) 521-4400
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)


                             -------------------

                                   Copy to:

                            RAYMOND D. AGRAN, ESQ.
                      BALLARD SPAHR ANDREWS & INGERSOLL
                        1735 Market Street, 51st Floor
                    Philadelphia, Pennsylvania 19103-7599
                                (215) 665-8500

                    --------------------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -------------------

                 CALCULATION OF ADDITIONAL REGISTRATION FEE(2)

====================================================================================================================================
        Title of Each Class of                                Proposed Maximum       Proposed Maximum
           Securities to Be                 Amount to          Offering Price            Aggregate              Amount of
              Registered                  Be Registered         Per Share(1)          Offering Price        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock ($.001 par value)         524,117 shares            $6.0625             $3,177,459               $1,096
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock underlying Warrants        22,650 shares            $6.0625             $  137,316               $   47
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon
    conversion of Preferred Stock       385,249 shares            $6.0625             $2,335,572               $  805
------------------------------------------------------------------------------------------------------------------------------------
 Total                                  932,016 shares            $6.0625             $5,650,347               $1,948
====================================================================================================================================


(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low price for the Registrant's Common Stock on October 4, 1996.


(2) The registration fee with respect to the additional 11,851,995 shares of Common Stock registered pursuant to this Registration Statement was paid on August 7, 1996.


                             -------------------

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment.    *
*  A registration statement relating to these securities has been filed   *
*  with the Securities and Exchange Commission.  These securities may     *
*  not be sold nor may offers to buy be accepted prior to the time the    *
*  registration statement becomes effective.  This prospectus shall not   *
*  constitute an offer to sell or the solicitation of an offer to buy nor *
*  shall there be any sale of these securities in any State in which      *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                            SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED OCTOBER 11, 1996


PROSPECTUS

                              12,784,011 Shares

                            EPL TECHNOLOGIES, INC.

                                 Common Stock
                         (par value $.001 per share)


            This Prospectus relates to 12,784,011 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of EPL Technologies, Inc., a Colorado corporation (the "Company"), which may be offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders"), or by their respective pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents, in one or more transactions, at varying prices determined at the time of sale or at negotiated prices (the "Offering"). See "PLAN OF DISTRIBUTION."


            293,334 of the Shares are issuable to Selling Shareholders by the Company pursuant to the terms of certain outstanding warrants (the "Warrants"). 45,000 of the Shares are issuable to Selling Shareholders by the Company pursuant to the terms of certain outstanding options (the "Options").
3,173,333 of the Shares are issuable to Selling Shareholders by the Company upon conversion of outstanding shares of the Company's Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). 531,915 of the Shares are issuable to Selling Shareholders by the Company upon conversion of outstanding shares of the Company's Series B 10% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). Although the Company will receive the exercise price of any Warrants or Options which are exercised, the Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act of 1933, as amended (the "Securities Act"), will be paid by the Company.



            The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "EPTG". On October 4, 1996, the closing price of the Common Stock was $6.0625.


            SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                          --------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1996

            NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             -------------------

                              TABLE OF CONTENTS

                             -------------------

                                                                           Page
                                                                           ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . .  3

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                             AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Company's Common Stock are traded on the Nasdaq Small Cap Market.

            The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission pursuant to the Exchange Act (File No. 0-28444) are hereby incorporated by reference into this
Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A, (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996,
(c) the Company's Current Reports on Form 8-K dated February 20, 1996, July 12, 1996, July 19, 1996 and September 13, 1996, (d) the Company's Current Report on Form 8-K dated September 19, 1995, as amended on November 14, 1995 and (e) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated April 30, 1996.

            All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Timothy B. Owen, EPL Technologies, Inc., 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, telephone (610) 521-4400.

                                  RISK FACTORS

            Each prospective investor should carefully consider the following factors inherent in and affecting the business of the Company and this Offering before making a decision to purchase the Shares offered hereby.

            Losses Since Inception; Uncertainty of Future Profitability. To date, the Company has generated limited revenues from operations. Primarily as a result of expenses incurred in organization and reorganization, research and development and marketing activities, the Company has incurred net losses aggregating approximately $11,362,545 from its inception through December 31, 1995. The Company expects that it will continue to incur significant operating losses until such time, if ever, that the Company is able to attain sales levels for its products and services sufficient to support its operations. The Company's continuation as a going concern is dependent ultimately upon attaining profitable operations. There can be no assurance that the Company's products can be successfully marketed or that the Company will ever achieve significant revenues or profitable operations.

            Future Capital Needs; Uncertainty of Additional Funding. The Company's capital requirements have been fairly significant, and the Company's continued ability to operate is dependent upon its ability to maintain adequate financing and to achieve levels of revenue necessary to support its cost structure. There can be no assurance the Company will be successful in obtaining additional financing on commercially acceptable terms, or at all. Failure to obtain additional financing could materially limit the Company's ability to fund its operations.

            New Industry Uncertainty. The Company is involved in the business of maintaining the integrity of fresh cut produce, serving a relatively new but rapidly expanding market. New products are continually being introduced, although their demand and market acceptance is uncertain. In light of the evolving nature of the market, there can be no assurance as to the ultimate level of demand for or market acceptance of the Company's products.

            Multiple Product Lines. The Company currently is engaged in two lines of business, processing aids and packaging, designed to maintain the integrity of fresh-cut produce. Although the Company believes these two segments are complementary and present cross-marketing opportunities, there can be no assurance that they in fact can be successfully cross marketed. Additionally, if problems are encountered with either line of business, the financial and personnel resources available to a business of the size of the Company may be diverted from the other line of business, which could have a material adverse effect on the Company's business, financial condition and results of operations.

            Competition. Since the U.S. Food and Drug Administration ("FDA") originally banned the use of sulfites on freshly processed fruits and vegetables (a ban which was subsequently overturned), other "sulfite substitutes" have appeared in the marketplace. The Company faces competition from these products as well as various alternative preservation and packaging technologies. The Company faces competition in each of its markets from numerous enterprises, some of which are larger and more established than the Company and have greater resources. There can be no assurance that the Company will be able to compete effectively.

            Product Obsolescence. The market for technologies used in maintaining the integrity of fresh cut produce may be characterized by rapidly changing technology and evolving industry standards, which could result in product obsolescence or short product life cycles. Therefore, the Company's ability to achieve and maintain profitability will be dependent upon its ability to continually enhance and improve its products and its applications technology. The Company will also be required to develop products and services to satisfy evolving industry or customer requirements, and may have to expend significant funds and resources to do so. Additionally, there can be no assurance that the Company will be successful in improving its current products or developing new products.

            Risks Associated With Food Processing Products. Although all of the ingredients used in the Company's food processing formulations are detailed as generally recognized as safe ("GRAS," under the definition of the FDA) the Company is subject to risks generally associated with food processing products. These risks include, among others, that (i) production defects may occur; (ii) an ingredient used in the Company's products may be banned, or its use limited; and (iii) sales may be limited or discontinued due to perceived health concerns, adverse publicity or other reasons beyond the control of the Company. Regulations applicable to the Company and its products, including the FDA's current "good manufacturing practices" and labelling requirements applicable to food, may change, which could have a material adverse effect on the Company, although the Company is not aware of any pending regulatory changes that would have such effect.

            Extended Sales and Product Commercialization Process. The Company markets its products to processors of fresh fruits and vegetables for inclusion in integrated produce processing systems. The testing process involves numerous stages of product formulation, testing and evaluation by the Company and the processor, becoming steadily more sophisticated during the process, before any possible production decision can be made. Introduction of the Company's products to new produce applications may require product re-formulation, which can be a time-consuming process. The testing and evaluation process can also be lengthy and may consume significant time and resources, particularly if unexpected problems are encountered. Although the Company believes it has substantially refined and improved its sales efforts, the sales process remains lengthy and time-consuming, and can limit the rate of expansion of the Company's customer base. The Company does not believe that its sales process is likely to shorten significantly and there can be no assurance that the Company will be successful in creating a broad customer base for its products.

            Possible Adverse Effect of Rapid Expansion. The Company has significantly increased the scope of its operations within the past twelve months through numerous acquisitions. There can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the resulting increase in the size and scope of the Company's operations. In addition, acquisitions involve a number of special risks, including adverse short-term effects on the Company's reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

            No Assurance that the Company Can Attract or Retain Key Employees. The Company's success may be dependent upon the efforts of certain key personnel, including Paul L. Devine, Chairman, President and Chief Executive Officer. Although the Company has entered into a two-year employment agreement with Mr. Devine, some key employees do not have employment agreements. Moreover, the loss of the services of Mr. Devine or other key employees could have an adverse effect on the Company's business and prospects. Additional suitably qualified staff will also need to be recruited to expand the business as planned. There can be no assurance that the Company will be able to recruit any such personnel, to the extent necessary.


            Possible Volatility of Share Price and Absence of Dividends. The Company's Common Stock began trading on the Nasdaq Small Cap Market on July 9, 1996 in relatively small volume. Previously, the Common Stock was quoted on the National Association of Securities Dealers "bulletin board", and trading volume in the Common Stock was therefore more limited. Such limited "float" of the Company's Common Stock may generate inefficiencies in the Common Stock's pricing and liquidity. In addition, factors such as operating results, new customer contracts, developments relating to the Company's products or its competitors, as well as changes within the industry, may have a significant effect on the market price of the Common Stock. Other than in connection with the payment of dividends on its Series A Preferred Stock and Series B Preferred Stock, the Company intends to retain earnings, if any, which may be generated from operations to finance the expansion and development of its business. No cash dividends have been paid to date on its Common Stock and the Company does not expect to pay cash dividends to the holders of its Common Stock in the foreseeable future.


            Patents, Proprietary Information and Trademarks. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company currently has two U.S. patents, two U.S. patents pending and numerous others under review for application. Furthermore, it has one overseas patent and patents pending in 26 overseas countries for its main technology, with others under review. There can be no assurance that patents issued to or licensed by the Company will provide the Company with any competitive advantages or adequate protection for its products. Moreover, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others. The Company's patent rights on its products might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe the patent rights of the Company. The defense and prosecution of patent claims is both costly and time consuming, even if the outcome were favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

            The Company also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

            Although the Company intends to defend its proprietary intellectual property rights, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent or proprietary rights violation action.

            International Sales. A significant portion of the Company's revenues are earned outside of the United States and therefore are subject to the risks associated with international sales, including economic or political instability in the Company's markets, shipping delays, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs, duties, export quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States, although this effect is lessened in countries that adhere to the General Agreement on Tariffs and Trade.


            Outstanding Options. At September 30, 1996, approximately 2,551,500 options had been granted and were outstanding, exercisable at various dates within the next five years, and 1,309,500 shares remain available for issuance under the Company's 1994 Stock Incentive Plan. The Company also may consider amending the 1994 Stock Incentive Plan to increase the number of shares available for issuance thereunder. To the extent that the options (or any other future options issued under the 1994 Stock Incentive Plan or any other stock option plan that the Company may adopt hereafter) are exercised, material and substantial dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or any other such options.



            Shares Eligible for Future Sale. Future sales by existing shareholders could adversely affect the prevailing market price of the Common Stock. Upon completion of the Offering, assuming exercise in full of all of the Warrants and Options and the conversion of the Series A Preferred Stock and Series B Preferred Stock, the Company will have 19,821,647 shares of Common Stock outstanding. All of the Shares offered hereby will be eligible for immediate sale in the public market without restriction. Other unregistered shares outstanding or issuable upon conversion of Series A Preferred Stock may be eligible for immediate resale, subject in some cases to compliance with the notice, volume and other limitations of Rule 144 promulgated under the Securities Act. In addition, the Company has effective registration statements covering an aggregate of 3,820,000 shares issued or issuable upon the exercise of options granted under its 1994 Stock Incentive Plan and another plan (collectively, the "Stock Option Plans").

                                  THE COMPANY

            EPL Technologies, Inc. is in the business of maintaining the integrity of fresh-cut produce. It offers its own patented and proprietary technology to processors of fresh fruits and vegetables as part of the processors' integrated produce processing systems. The Company's proprietary technology includes processing aids, all of which the Company formulates at its own facilities. All of the ingredients used in the Company's food processing formulations are identified by the U.S. Food and Drug Administration as "GRAS" ("generally recognized as safe") and the Company believes its products are safe, environmentally friendly and add significant value to the business of its customers. The Company's goal is to become a world class provider of products designed to maintain the integrity of fresh produce. As consumer awareness of the possible health hazards of preservatives continues to grow, management believes interest in the Company's products will increase. The Company also is continually searching for new ways to market its products and expand operations, both organically and, where appropriate opportunities can be identified, through strategic acquisitions, although the Company has currently no agreements in principle with respect to any such acquisitions.

            As part of its objective to develop and integrate technologies that maintain the integrity of fresh-cut produce, in September 1994 the Company acquired Respire Films, Inc. This acquisition provided the Company access to a packaging-related technology in the fresh-cut produce industry, complementary to other products and services offered by the Company, thus allowing the Company to pursue its plan of providing the industry with a full systems approach to maintaining product integrity. The acquisition has also afforded the Company cross-marketing opportunities for such other products and services.

            In September 1995 the Company acquired Bakery Packaging Services Limited ("BPS"). BPS, based in northwest England, manufactures and sells packaging materials, principally perforated packaging materials used by leading companies in the fresh-cut produce and institutional bakery industries. BPS also produces wax-coated packaging used principally in the confectionery industry. The Company believes the acquisition of BPS provides it with an additional source of packaging, access to new packaging technologies and an opportunity for additional cross-marketing activities. BPS' operations currently provide the Company's largest single source of revenue.

            In February 1996, the Company executed a letter of intent with Potanden Produce LLC, which markets products under the Green Giant label under license from The Pillsbury Company, for an exclusive North American license and technical assistance agreement relating to the Company's Potato Fresh(TM) product, subject to negotiation and execution of a definitive agreement. This agreement is currently under negotiation and although there can be no assurance that a definitive agreement in fact will be completed, the Company expects to file a Report on Form 8-K regarding the eventual completion or the termination of these negotiations.

            In April 1996, through a newly formed, wholly-owned subsidiary, Pure Produce, Inc. ("PPI"), the Company acquired certain assets of Pure Produce. PPI is engaged in the business of providing companies in the food industry, especially those involved with fresh and minimally processed produce, with analyses, protocols and plans relating to food and quality assurance programs, including microbial testing. The Company believes that this further extends the range of products and services it can offer the fresh produce industry via its total systems approach.

            In July 1996 the Company acquired, through a newly formed wholly-owned UK subsidiary, EPL Flexible Packaging Limited ("EPL Flexible"), certain fixed assets of Printpack Europe (St Helens) Limited ("Printpack St Helens"). EPL Flexible also assumed a lease of real estate located in Gainsborough, Lincolnshire, UK, and offered employment to some of the employees of Printpack St Helens. EPL Flexible will specialize in the printing of flexible packaging films serving primarily the snackfood industry. The Company is considering the transfer of certain printing functions from BPS to the Gainsborough facility to achieve economies of scale and increase production at the Gainsborough facility, while freeing plant capacity at BPS for expanded film perforation production.

            Also in July 1996, through a new wholly-owned US subsidiary, Crystal Specialty Films, Inc., the Company acquired the assets and assumed some of the liabilities of Crystal Plastics, Inc., based in Illinois. Crystal uses "K" and polystyrene resins to manufacture a range of proprietary films for a variety of applications. Crystal will serve as the site for installation of proprietary gas flame perforation equipment which the Company has had custom-built in the UK and which is planned to be the basis for penetration of the U.S. film perforation market, which the Company is currently serving, to a limited degree, from the U.K. The Company currently is providing to a U.S. film manufacturer, under an interim purchase order, the Company's proprietary gas flame perforation of film, which film the Company is currently shipping, at this U.S. customer's expense, to and from the Company's perforation facility in the U.K. The Company currently is negotiating with this U.S. customer to convert this interim purchase order into a long-term supply agreement, although there can be no assurance that a definitive agreement in fact will be completed. The Company expects to file a Report on Form 8-K regarding the eventual completion or termination of these negotiations.

            In addition, also in July 1996, the Company formed NewCornCo LLC, a jointly owned limited liability company in which the Company owns a 51% interest. The other member of NewCornCo is Underwood Ranches, the trade name of Agricultural Innovation and Trade, Inc.("AIT"). The new company will utilize the Company's proprietary processing aid and packaging technologies and AIT's existing corn processing and distribution capabilities to develop a year-round, national, value-added market for fresh corn products.


            The Company's executive offices are located at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, and its telephone number is (610) 521-4400.


                               USE OF PROCEEDS

            The net proceeds from the sale of the Shares will be received by the Selling Shareholders. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders, but will receive the exercise price of any Options or Warrants exercised by the Selling
Shareholders, up to a maximum of approximately $868,865.   Any proceeds
received from the exercise of the Options or Warrants will be used for working capital and general corporate purposes.

                             SELLING SHAREHOLDERS

            The table below sets forth information as of September 20, 1996 with respect to the Selling Shareholders, including names, holdings of shares of Common Stock prior to the offering of the Shares, the number of Shares being offered for each account, and the number and percentage of shares of Common Stock to be owned by the Selling Shareholders immediately following the sale of the Shares, assuming all of the offered Shares are sold.




                                                 Shares Beneficially Owned                          Shares Beneficially Owned
                                                   Before the Offering(1)                            After the Offering(1)(2)
                                                 -------------------------                          -------------------------
                                                                                   Shares Being
                   Name                           Number             Percent          Offered         Number         Percent
                   ----                           ------             -------          -------         ------         -------
 Alis & Co.                                       125,000                *            125,000              0             *
 Minos Athanassiadis                               15,000(3)             *             15,000              0             *
 Jeffrey Bornstein                                  2,500                *              2,500              0             *
 Boyd & Co.                                       225,000                1.5%         225,000              0             *
 Aubrey Brocklebank                                25,000                *             25,000              0             *
 W. Ward Carey                                     37,500                *             37,500              0             *
 Robert M. Chasson Trust                           41,995(4)             *             41,995              0             *
 Shawn J. Collins                                 113,500(5)             *              2,500        111,000             *
 Laura Cowan                                        8,000(5)             *              2,500          5,500             *
 Elise Davies                                      27,500                *              2,500         25,000             *
 Paul L. Devine                                 1,140,833(5)(6)          7.0          340,833        800,000             4.9%
 William Dickinson                                  4,800(7)             *              4,800              0             *
 Virginia Finnerty                                127,500(5)             *              2,500        125,000             *
 Hesham A. Gawad                                   42,500(5)             *              2,500         40,000             *
 Joseph Giamanco                                  100,000                *            100,000              0             *
 John Goepfert                                      8,667(8)             *              8,667              0             *
 Robert E. Goldschmidt                             50,000                *             50,000              0             *
 Harvest Investments                               16,000(9)             *             16,000              0             *
 Markus Hasler                                      6,667(8)             *              6,667              0             *
 Philip Hempleman                                   6,667(8)             *              6,667              0             *
 Hyprom S.A.                                      166,667                1.1          166,667              0             *
 Mark Jephcott                                     22,400(10)            *             22,400              0             *
 Sandra Jones                                         750(8)             *                750              0             *
 Jungbunzlauer Holding AG                         687,332                4.4          687,332              0             *
 Bernice Kaminski                                   2,667(8)             *              2,667              0             *
 Jack Kehoe                                       208,633(11)            1.3          138,633         70,000             *
 Veronica M. Kehoe                                 22,500(12)            *              2,500         20,000             *
 Keyway Investments Ltd.                          100,000                *            100,000              0             *
 Jane Kidd                                         16,000(13)            *             16,000              0             *
 Lancer Partners LP                             3,028,579(14)           18.9        3,001,579         27,000             *
 Robert H. Langman                                 12,500(5)             *              2,500         10,000             *
 Ethan K. Liebermann                                5,000                *              5,000              0             *
 Ruth K. Liebermann                                90,000                *             90,000              0             *
 Nyssa K. Liebermann                                5,000                *              5,000              0             *
 Joel Longstreth                                  140,000(5)(15)         *             70,000         70,000             *
 Sandra Kay Longstreth                             70,000(16)            *             70,000              0             *
 C. Charles Morran                                200,000                1.3          200,000              0             *

                                                 Shares Beneficially Owned                          Shares Beneficially Owned
                                                   Before the Offering(1)                            After the Offering(1)(2)
                                                 -------------------------                          -------------------------
                                                                                   Shares Being
                   Name                           Number             Percent          Offered         Number         Percent
                   ----                           ------             -------          -------         ------         -------
 Robert D. Mattei                                 393,531(17)            2.5          213,531        180,000             1.1
 Denise Mattei                                     20,000(18)            *             20,000              0             *
 Janet Morgan                                         600(8)             *                600              0             *
 Jenny Muir                                        25,000                *             25,000              0             *
 John Nava                                          4,667(8)             *              4,667              0             *
 Van Negris                                        10,000(8)             *             10,000              0             *
 Norwich Union Life Insurance Society             275,000                1.8          275,000              0             *
 Oak Hall Equity Fund                             100,000                *            100,000              0             *
 Timothy B. Owen                                  225,000(5)             1.4           25,000        200,000             1.3
 Quaestas S.A.                                    525,450(19)            *            461,450         64,000             *
 Pence Revington                                      500                *                500              0             *
 Jim Roberts                                       15,000(3)             *             15,000              0             *
 S.W. Ryan & Company Inc.                          66,667                *             66,667              0             *
 Robert R. Sargert                                 32,500(5)             *              2,500         30,000             *
 Bruce Schermerhorn                                82,500(5)             *              2,500         80,000             *
 Bruce Slovin                                     113,333(20)            *            113,333              0             *
 Linda K. Sorens                                   10,000                *             10,000              0             *
 David Spector                                     24,000                *              4,000         20,000             *
 Fred Stein                                        75,000                *             75,000              0             *
 John M. Surgent                                    9,000                *              4,000          5,000             *
 Taglich Brothers, D'Amadeo, Wagner
   & Co., Inc.                                      5,000                *              5,000              0             *
 Robert Taglich                                     7,500                *              7,500              0             *
 Michael Taglich                                    7,500                *              7,500              0             *
 Trilon Dominion Partners LLC                   5,579,606(21)           30.6        5,579,606              0             *
 G.C. Turney                                       32,000(22)            *             32,000              0             *
 Craig Underwood                                   15,000(3)             *             15,000              0             *
 TRP Partners                                      96,000(23)            *             96,000              0             *
 Elizabeth Watters                                 11,000(8)             *              1,000         10,000             *
 Thomas Whitesides                                  8,500(5)             *              2,500          6,000             *
 Christopher Yates                                 10,000(8)             *             10,000              0             *


____________________
*  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 20, 1996 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)   Assumes all Shares offered hereby are sold in the Offering.

(3) All of such shares of Common Stock are issuable pursuant to the exercise of Options.

(4)   Such shares are held by Robert M. Chasson as trustee.

(5) Includes the following number of shares of Common Stock issuable upon the exercise of options granted under the Company's Stock Option Plans:


        Shawn J. Collins                                      111,000

        Laura Cowan                                             5,500

        Elise Davies                                           25,000

        Paul L. Devine                                        800,000

        Virginia Finnerty                                     125,000

        Hesham A. Gawad                                        40,000

        Robert H. Langman                                      10,000

        Joel Longstreth                                        70,000

        Timothy B. Owen                                       200,000

        Robert R. Sargent                                      30,000

        Bruce Schermerhorn                                     80,000

        Thomas Whitesides                                       6,000





(6) Includes 66,667 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 13,333 shares of Common Stock issuable upon exercise of Warrants.

(7) Includes 4,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 800 shares of Common Stock issuable upon exercise of Warrants.

(8) All of such shares of Common Stock are issuable upon exercise of Warrants.

(9) Includes 13,333 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 2,667 shares of Common Stock issuable upon exercise of Warrants.

(10) Includes 18,667 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 3,733 shares of Common Stock issuable upon exercise of Warrants.

(11) Includes 50,000 shares of Common Stock issuable upon exercise of options granted pursuant to the Company's Stock Incentive Plan and 10,000 shares of Common Stock issuable upon exercise of Warrants. Does not include 22,500 shares beneficially owned by Mr. Kehoe's spouse, as to which he disclaims beneficial ownership. (See Note 12.)

(12) Does not include 188,633 shares of Common Stock beneficially owned by Mrs. Kehoe's spouse, as to which she disclaims beneficial ownership. (See Note 11.)

(13) Includes 13,333 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 2,667 shares of Common Stock issuable upon exercise of Warrants.


(14) Includes 468,085 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Also includes 480,000 shares of Common Stock owned by Lancer Off-Shore Inc., and 63,830 shares of Common Stock issuable upon conversion of Series B Preferred Stock also owned Lancer Off-Shore, Inc. Lancer Off-Shore, Inc. is under common control with Lancer Partners, L.P.



(15) Does not include 70,000 shares of Common Stock owned by Mr. Longstreth's spouse, as to which he disclaims beneficial ownership. (See Note 16.)

(16) Does not include 140,000 shares of Common Stock beneficially owned by Mrs. Longstreth's spouse, as to which she disclaims beneficial ownership. (See Note 15.)

(17) Includes 180,000 shares of Common Stock issuable upon exercise of options granted under the Company's Stock Option Plans. Does not include 20,000 shares beneficially owned by Mr. Mattei's spouse, as to which he disclaims beneficial ownership. (See Note 18.)

(18) Does not include 393,531 shares beneficially owned by Mrs. Mattei's spouse, as to which shares she disclaims beneficial ownership. (See Note 17.)





(19) Includes 333,333 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 80,450 shares of Common Stock issuable upon the exercise of Warrants.



(20) Includes 13,333 shares of Common Stock issuable upon the exercise of Warrants.



(21) Includes 2,617,333 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 100,000 shares of Common Stock issuable upon the exercise of Warrants.



(22) Includes 26,667 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 5,333 shares of Common Stock issuable upon the exercise of Warrants.



(23) Includes 80,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 16,000 shares of Common Stock issuable upon the exercise of Warrants.




RELATIONSHIPS BETWEEN THE COMPANY AND THE SELLING SHAREHOLDERS

            Paul L. Devine has served as the Company's Chairman, President and Chief Executive Officer since March 1992.


            Timothy B. Owen was appointed European Financial Controller of the Company in 1995 and prior thereto, from 1992 until 1995, performed financial and accounting services for the Company as an independent consultant.

            Shawn Collins has served as the Company's Treasurer since July 1994, Secretary since October 1994, and Controller since July 1993.

            Joel Longstreth has served as President of Respire Films, Inc., a wholly-owned subsidiary of the Company, since the Company's acquisition of Respire in September 1994. In connection with such acquisition, as the controlling shareholder of Respire, Mr. Longstreth and his spouse each received 70,000 shares of the Company's Common Stock in exchange for the common stock of Respire.

            Robert Mattei has served as a Director of the Company since February 1988.

            Aubrey Brocklebank serves as a director of EPL Limited, a wholly-owned UK subsidiary of the Company with limited operations.


            Laura Cowan, Elise Davies, Virginia Finnerty, Hesham A. Gawad, Robert H. Langman, Robert R. Sargert, Bruce Schermerhorn and Thomas Whitesides are employees of the Company.


            Jeffrey Bornstein and Linda K. Sorens are former employees of the Company.

            The Company had a revolving line of credit under an agreement originally obtained from Dominion Capital, Inc. ("Dominion"), a related party of Trilon Dominion Partners LLC ("Trilon"), which was to have expired on March 21, 1998, bearing interest at prime plus 2.5%. In July 1995, Dominion transferred its interest in this line of credit to Trilon. On October 2, 1995 Trilon agreed to convert the outstanding principal amount of $4,050,000 under the line of credit into 2,025,000 shares of Common Stock and Warrants to purchase 100,000 shares of Common Stock for $2.00 per share. The Company also issued 162,613 shares of Common Stock in settlement of accrued interest of $310,164, and 46,500 shares of Common Stock in settlement of commitment fees.

            The Company currently obtains all of its requirements for certain raw materials from a subsidiary of Jungbunzlauer Holding AG. In the years ended December 31, 1995 and 1994, these purchases totaled $35,760 and $30,514, respectively. Dr. Rainer G. Bichlbauer, a director of the Company since July 1994, serves as Director of Finance and Marketing of Jungbunzlauer Holding AG.

            Minos Athanassiadis, Jim Roberts and Craig Underwood are shareholders of AIT, which holds a 49% interest in NewCornCo LLC. Messrs. Athanassiadis, Roberts and Underwood each were issued Options to purchase 15,000 shares of Common Stock for $7.00 per share in connection with the creation of NewCornCo LLC.

            Jack Kehoe is the founder of Kehoe White Savage & Co., Inc., which has been the primary provider of significant public relations and other consulting services to the Company on an ongoing basis since 1993. Sandra Jones, Janet Morgan, Van Negris and Elizabeth Watters are employees of Kehoe White Savage & Co., Inc.


                             PLAN OF DISTRIBUTION

            Any distribution of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Stock Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

            The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

            Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

            Upon the Company being notified by any Selling Shareholder that a material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

            In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

            The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.

                                LEGAL MATTERS

            The validity of the Shares offered hereby is being passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania and Denver, Colorado.

                                   EXPERTS

            The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the years ended December 31, 1995 and 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

            The consolidated financial statements of EPL Technologies, Inc. and subsidiaries for the year ended December 31, 1993 included in the Company's Annual Report on Form 10-K/A have been audited by Schalleur & Company, independent auditors, as set forth in their report thereon. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

            The financial statements of Bakery Packaging Services Limited for the years ended November 30, 1994 and 1993 included in the Company's Current Report on Form 8-K dated September 19, 1995, as amended on November 14, 1995 have been audited by Porter Matthews & Marsden, independent auditors, as set forth on their report thereon. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


      ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
W
            The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


           SEC Registration Fee  . . . . . . . . . . . . .         $28,002
           Accountants' Fees and Expenses  . . . . . . . .           5,000*
           Legal Fees and Expenses . . . . . . . . . . . .          50,000*
           Miscellaneous . . . . . . . . . . . . . . . . .           6,998*
                                                                   -------
                 TOTAL . . . . . . . . . . . . . . . . . .         $90,000*


____________________

      *  As estimated and subject to change.



         The Selling Shareholders will not bear any portion of the expenses of registration of the Shares.

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Article 109 of the Colorado Business Corporation Act, as amended (the "CBCA"), the Company has the power to indemnify directors and officers under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

         Article V F. of the Company's Articles of Incorporation, as amended and Article VI of the Company's Bylaws, as amended, provide that the Company shall indemnify directors and officers of the Company against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any proceeding (as defined, which includes any threatened proceeding) by reason of the fact that he or she is or was a director or officer of the Company or is otherwise the subject of any such proceeding by reason of that person's relationship with the Company, to the fullest extent authorized by the CBCA, if the person conducted the activities in question in good faith, reasonably believed that the conduct was in the Company's best interests or was not opposed to the Company's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Article VI of the Bylaws further permits the Company to maintain insurance, at its expense, to protect itself and any such director or officer of the Company against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Bylaws. The Company has directors' and officers' liability insurance.

         ITEM 16.  EXHIBITS.


      EXHIBIT
       NUMBER        DESCRIPTION
       ------        -----------
          3.1*       Amended and Restated Articles of Incorporation of the Company.

        3.1.1        Articles of Amendment to Articles of Incorporation of the Company

          3.2        Amended and Restated Bylaws of the Company

          4.1*       Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the
                     Company's Annual Report or Form 10-K for the eight months ended December 31, 1992 on file with the Commission)

          4.2*       Specimen Series A Preferred Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 on file with the Commission).

          4.3*       Specimen Series A Preferred Stock Subscription Agreement (Incorporated by reference to
                     Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1993 on file with the Commission).

          4.4        Specimen Series B Preferred Stock Certificate

          4.5        Specimen Series B Preferred Stock Subscription Agreement

          5.1        Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Common
                     Stock being registered.

         24.1        Consent of Schalleur & Company.

         24.2        Consent of Porter Matthews & Marsden

         24.3        Consent of Deloitte & Touche LLP.

         24.4        Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1).


*  Previously filed.



         ITEM 17.  UNDERTAKINGS.

         A.      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Conshohocken, Commonwealth of Pennsylvania, on October 11, 1996.


                            EPL TECHNOLOGIES, INC.


                            By: /s/ Paul L. Devine
                                ------------------------------------
                                Paul L. Devine
                                Chairman, President and Chief Executive Officer
                                   (Principal Executive Officer)

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                              DATE
---------                      -----                              ----
/s/ Paul L. Devine             Chairman, President and            October 11, 1996
---------------------------      Chief Executive Officer
Paul L. Devine                   (Principal Executive Officer)



/s/ Timothy B. Owen*           Principal Financial and            October 11, 1996
---------------------------      Accounting Officer
Timothy B. Owen


/s/ William J. Hopke*          Director                           October 11, 1996
---------------------------
William J. Hopke


/s/ Robert D. Mattei*          Director                           October 11, 1996
---------------------------
Robert D. Mattei


/s/ Rainer G. Bichlbauer*      Director                           October 11, 1996
---------------------------
Dr. Rainer G. Bichlbauer


*By: /s/ Paul L. Devine
     ---------------------------
         Paul L. Devine
         Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                         SEQUENTIALLY
      EXHIBIT                                                                              NUMBERED
       NUMBER        DESCRIPTION                                                             PAGE
       ------        -----------                                                         ------------
          3.1*       Amended and Restated Articles of Incorporation of the Company.

        3.1.1 Articles of Amendment to the Articles of Incorporation of the Company.

          3.2        Amended and Restated Bylaws of the Company.

          4.1*       Specimen Common Stock Certificate (Incorporated by reference to
                     Exhibit 4.1 to the Company's Annual Report or Form 10-K for the
                     eight months ended December 31, 1992 on file with the
                     Commission)

          4.2*       Specimen Series A Preferred Stock Certificate (Incorporated by
                     reference to Exhibit 4.2 to the Company's Annual Report on Form
                     10-K for the fiscal year ended December 31, 1993 on file with the Commission).

          4.3*       Specimen Series A Preferred Stock Subscription Agreement
                     (Incorporated by reference to Exhibit 4.3 to the Company's
                     Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1993 on file with the Commission).

          4.4        Specimen Series B Preferred Stock Certificate.

          4.5        Specimen Series B Preferred Stock Subscription Agreement.

          5.1        Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Common Stock being registered.

         24.1        Consent of Schalleur & Company.

         24.2        Consent of Porter Matthews & Marsden

         24.3        Consent of Deloitte & Touche LLP.

         24.4        Consent of Ballard Spahr Andrews & Ingersoll (included in
                     Exhibit 5.1).


*  Previously filed.